Exhibit 10.2

MODIFICATION, WAIVER AND CONSENT AGREEMENT

This Modification, Waiver and Consent Agreement is made this 17th day of December, 2008 (“Agreement”) among IDO Security Inc., a Nevada corporation (the “Company”), and the signatories hereto who are Subscribers under a Subscription Agreement with the Company dated on or about December 24, 2007 (“Subscription Agreement”).

WHEREAS, the Company is contemplating an additional investment of an aggregate of up to $1,351,137.50 Purchase Price in promissory Notes, Preferred Stock  and Warrants of the Company (“New Financing”); and

WHEREAS, the Company is in default of material terms of the Transaction Documents and the Subscribers may elect to exercise their rights to accelerate the Maturity Date of the Notes and foreclose on the Collateral under the Security Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby consent and agree as follows:

1.             All capitalized terms herein shall have the meanings ascribed to them in the Transaction Documents (as defined in the Subscription Agreement).

2.             The undersigned consent to the New Financing and to the amendment of all Schedules, Exhibits and documents including but not limited to the Collateral Agent Agreement, Security Agreement, and the Intercreditor and Modification Agreement to include the New Financing and to subordinate Subscribers’ security interest and to authorize the Collateral Agent to make additional filings at the discretion of the Collateral Agent to memorialize the first priority security interest to be granted, to the investors in the New Financing.

3.             Annexed hereto is Amended Schedules A-1(Junior Lenders) and A-2 (Senior Lenders) to the Security Agreement and Collateral Agent Agreement which will replace the current Schedule A.

4.             The undersigned Subscribers waive the rights granted to them pursuant to Section 12(a), Right of First Refusal, of the Subscription Agreement, only to the extent such rights relate to the New Financing but do not waive the anti-dilution rights and protections contained in Section 12(b) Favored Nations Provision of the Subscription Agreement and in the Transaction Documents.

5.             Subscribers hereby agree and consent to the issuance by the Company of up to 100,000 shares of the Company’s Common Stock (or securities convertible into common stock) to service providers.

6.             Subscribers agree to waive through December 31, 2008 the Company’s defaults of the terms of the Transaction Documents but do not waive any liquidated damages.

7.             Company acknowledges, agrees and represents that in connection with the New Financing the rights and provisions of Section 12(b) Favored Nations Provision of the Subscription Agreement, Section 3.4 (d) of the Note and Section 3.4 of the Warrant shall apply to the Securities issued and issuable to Subscribers pursuant to the Subscription Agreement and Transaction Documents.

8.             The Company acknowledges and agrees that the New Financing will not result in the commencement of a new holding period pursuant to Rule 144 for any person holding Securities of the Company or having the right to receive Securities of the Company.

9.             The following Section 2.1 of the Notes dated December 24, 2007 shall be deleted

2.1.           Payment of Monthly Amount in Cash or Common Stock.  Subject to Section 3.2 hereof, the Borrower, at the Borrower’s election, shall pay the Monthly Amount (i) in cash in an amount equal to 110% of the Principal Amount component of the Monthly Amount and 100% of all other components of the Monthly Amount, within four (4) business days after the applicable Repayment Date, or (ii) in registered Common Stock at an applied conversion rate equal to the lesser of (A) the Fixed Conversion Price (as defined in section 3.1 hereof), or (B) seventy-five percent (75%) of the average of the closing bid price of the common stock as reported by Bloomberg L.P. for the Principal Market for the ten trading days preceding the date a Notice of Conversion, if any, [as described in Section 3.3a] is given to the Borrower by Holder after Borrower notifies Holder of its election to pay the Monthly Amount with shares of Common Stock pursuant to the following sentence.  The Borrower must send notice to the Holder by confirmed telecopier not later than 6:00 P.M., New York City time on the twenty-second trading day preceding a Repayment Date notifying Holder of Borrower’s election to pay the Monthly Redemption Amount in cash or Common Stock.  The Notice must state the amount of cash to be paid and include supporting calculations.  If the Borrower elects to pay the Monthly Amount with Common Stock and if the Holder does not give Notice of Conversion then the Repayment Date shall be deemed the Conversion Date and the Conversion Price shall be the lessor of (A) the Fixed Conversion Price (as defined in section 3.1 hereof) or (B) seventy five (75%) of the average of the closing bid price for the five trading days preceding the Repayment Date.  Until fifteen (15) trading days after notice is given by the Borrower that the Borrower has elected to pay the Monthly Amount with Common Stock, the holder may elect to defer such payment of Common Stock until the Holder has elected to deliver a Notice of Conversion with respect to such Monthly Amount.  The Conversion Price with respect to such deferred Monthly Amount shall be the Conversion Price set forth above in subsection (ii) of this Section 2.1.  Amounts paid with shares of Common Stock must be delivered to the Holder as described in Section 3.3(b).    Elections by the Borrower must be made to all Other Holders in proportion to the relative Note principal held by the Holder and the Other Holders.  If such notice is not timely sent or if the Monthly Redemption Amount is not timely delivered, then Holder shall have the right, instead of the Company, to elect at any time from when such notice was required to be given until the applicable Repayment Date whether to be paid in cash or Common Stock.  Such Holder’s election shall not be construed to be a waiver of any default by Borrower relating to non-timely compliance by Borrower with any of its obligations under this Note.

and replaced with the following:

2.1              Payment of Monthly Amount in Cash or Common Stock.  Subject to Section 3.2 hereof, the Borrower, at the Borrower’s election, shall pay the Monthly Amount (i) in cash in an amount equal to 110% of the Principal Amount component of the Monthly Amount and 100% of all other components of the Monthly Amount, within four (4) business days after the applicable Repayment Date, or (ii) in registered Common Stock at an applied conversion rate equal to the lesser of (A) the Fixed Conversion Price (as defined in section 3.1 hereof), or (B) seventy-five percent (75%) of the average of the closing bid price of the common stock as reported by Bloomberg L.P. for the Principal Market for the five trading days preceding the date a Notice of Conversion, if any, [as described in Section 3.3a] is given to the Borrower by Holder after Borrower notifies Holder of its election to pay the Monthly Amount with shares of Common Stock pursuant to the following sentence.  The Borrower must send notice to the Holder by confirmed telecopier not later than 6:00 P.M., New York City time on the twenty-second trading day preceding a Repayment Date notifying Holder of Borrower’s election to pay the Monthly Redemption Amount in cash or Common Stock.  The Notice must state the amount of cash to be paid and include supporting calculations.  If the Borrower elects to pay the Monthly Amount with Common Stock and if the Holder does not give Notice of Conversion then the Repayment Date shall be deemed the Conversion Date and the Conversion Price shall be the lessor of (A) the Fixed Conversion Price (as defined in section 3.1 hereof) or (B) seventy five (75%) of the average of the closing bid price for the five trading days preceding the Repayment Date. Borrower must give Holder fifteen (15) trading days notice prior to each Repayment Date if Borrower will pay the Monthly Amount in cash, otherwise such payment will be made by delivery of shares of Common Stock.  The foregoing sentence notwithstanding such Monthly Amount if to be paid with shares of Common Stock will be automatically deferred (“Deferred Payment”) unless the Holder gives notice to the Borrower at least five (5) days before a Repayment Date that the Holder will accept payment of such Monthly Amount in the form of Common Stock.  The Conversion Price of each Deferred Payment will be the lesser of (i) the Conversion Price (as defined in Section 3.1 hereof), or (ii) seventy-five percent (75%) of the average of the closing bid prices of the Common Stock as reported by Bloomberg L.P. for the Principal Market for the five (5) trading days preceding the date a Notice of Conversion (a form of which is annexed as Exhibit A to this Note) is given by Holder to the Borrower with respect to such Deferred Payment. Amounts paid with shares of Common Stock must be delivered to the Holder as described in Section 3.3(b).  Elections by the Borrower must be made to all Other Holders in proportion to the relative Note principal held by the Holder and the Other Holders.  The foregoing notwithstanding, no amount payable hereunder may be paid in shares of Common Stock by the Borrower without the consent of the Holder after and during the pendency of an Event of Default (or an event that with the passage of time or the giving of notice could become an Event of Default), unless waived in writing by the Holder.  Common Stock delivered pursuant to this Section 2 must be immediately resellable and transferable by the Holder without any additional holding period.

10.           All other terms of the Transaction Documents shall remain unamended and in full force and effect.

11.           This Agreement constitutes the entire agreement among the parties, and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith.  No changes, modifications, terminations or waivers of any of the provisions hereof shall be binding unless in writing and signed by all of the parties thereto.

12.           Except as expressly modified pursuant to this Agreement, the terms of each Note remains unchanged and in full force and effect.

13.           This Agreement may be executed in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  This Agreement may also be executed by either party hereto by facsimile signature, which shall be deemed to be an original signature of such party hereon.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Modification, Waiver & Consent as of the date first written above.

"COMPANY"	"THE COLLATERAL AGENT"
IDO SECURITY INC.	BARBARA R. MITTMAN
a Nevada corporation

By:
Its:

Name of Subscriber (Print):

By:

Print Name of Signator: